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FOR IMMEDIATE RELEASE

                       INFORMATION HOLDINGS INC. ACQUIRES
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                             TRANSCENDER CORPORATION
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     NEW YORK, November 6, 2000 - Information Holdings Inc. (NYSE: IHI) today announced that it has acquired Transcender Corporation ("Transcender") in an asset purchase transaction for cash consideration of approximately $60 million.

     Transcender is a leading provider of on-line IT certification products. Its products include exam simulations for certifications from major hardware and software providers. Transcender develops content and related software distributed over the Internet and in other electronic media to information technology professionals seeking certification in numerous product areas and programming languages.

     Commenting on the announcement, Mason Slaine, President and CEO of IHI said, "We are very pleased to enter the IT e-learning business through the acquisition of Transcender, a market leader. We believe the on-line IT training market presents exceptional business opportunities, with Transcender providing an excellent platform for future growth. We will continue to develop our core intellectual property and scientific information businesses, while building our presence in the IT training market."

     Information Holdings will broadcast a conference call discussing the transaction via the Internet on Wednesday, November 8th, 2000 at 9:30 a.m. est. The broadcast can be accessed through the Company's web site at www.informationholdings.com.
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About Information Holdings Inc.
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Information Holdings Inc. is a leading provider of information products and services, primarily to the intellectual property and scientific markets. Through its CorporateIntelligence.com unit, which includes MicroPatent(R) and Master Data Center(TM), the Company provides a broad array of databases, information products and complementary services for intellectual property professionals. The Company is recognized as a leading provider of intellectual property information over the Internet. In addition, the Company's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol: IHI.

This press release includes statements which may constitute forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com